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Exhibit 10.83

AMENDED AND RESTATED
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

 Stock Option Award Agreement
(for U.S. Employees)

 Award No.

        You (the "Participant") are hereby awarded the following stock option (the "Option") to purchase Shares of Commerce Energy Group, Inc. (the "Company"), subject to the terms and conditions set forth in this Stock Option Award Agreement (the "Award Agreement") and in the Amended and Restated Commerce Energy Group, Inc. 2006 Stock Incentive Plan (the "Plan"), which is attached hereto as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, before exercising this Option.

        By executing this Award Agreement, you agree to be bound by all of the Plan's terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the "Board") of Commerce Energy Group, Inc. (the "Company") or any Committee appointed by the Board to administer the Plan, and shall (in the absence of manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your heirs and representatives. Capitalized terms are defined in the Plan or in this Award Agreement.

        1.    Variable Terms.    This Option shall have, and be interpreted according to, the following terms, subject to the provisions of the Plan in all instances:

Name of Participant:	David J. Yi
Type of Stock Option:	☐	Incentive Stock Option (ISO)(1)
	☒	Non-Incentive Stock Option(2)
Number of Shares subject to Option:	50,000
Option Exercise Price per Share:	$1.10
Grant Date:	July 11, 2008
Reverse Vesting (per Plan Section):	☐	Allowed in accordance with Section 6 of the Plan.
	☒	Not allowed.

(1)
If an ISO is awarded to a person owning more than 10% of the voting power of all classes of stock of the Company or of any Subsidiary, then the term of the Option cannot exceed 5 years and the exercise price must be at least 110% of the Fair Market Value (100% for any other employee who is receiving ISO awards).

(2)
The exercise price of a non-ISO must be at least 100% of the Fair Market Value.

        2.    Vesting Schedule:    (Establishes the Participant's rights to exercise this Option with respect to the Number of Shares stated above, subject to acceleration per Section 3 below and to any shareholder approval requirement set forth in the Plan.)

☐	100% on Grant Date.
☐	% on each of the first (#) annual ( quarterly/ monthly) anniversary dates of the Participant's Continuous Service after the Grant Date.
Lifetime Transfer:	☐	Allowed pursuant to Section 9 below only for Non-Incentive Stock Option.
Expiration Date:	☒	6 years (1-9) after Grant Date; or
	☐	10 years after Grant Date

        3.    Accelerated Vesting; Change in Corporate Control.    To the extent you have not previously vested in your rights with respect to this Award, your Award will become—

  ☐
        % vested if your Continuous Service ends due to your death or "disability" within the meaning of Section 409A of the Code;

  ☐
        % vested if your Continuous Service ends due to your retirement at or after you have attained the age of            and completed at least            full years of Continuous Service;

  ☐
  according to the following schedule if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a Change in Control:

Date on which Your Involuntary Termination Occurs (by reference to Date of Award)	Portion of Your Award As to which Vesting Accelerates
Before 1st Anniversary	%
Between 1st and 2nd Anniversary	%
After 2nd Anniversary	%

        4.    Term of Option.    The term of the Option will expire at 5:00 p.m. (P.D.T. or P.S.T., as applicable) on the Expiration Date.

        5.    Manner of Exercise.    The Option shall be exercised in the manner set forth in the Plan, using the exercise form attached hereto as Exhibit C. The amount of Shares for which the Option may be exercised is cumulative; that is, if you fail to exercise the Option for all of the Shares vested under the Option during any period set forth above, then any Shares subject to the Option that are not exercised during such period may be exercised during any subsequent period, until the expiration or termination of the Option pursuant to Sections 2 and 7 of this Award Agreement and the terms of the Plan. Fractional Shares may not be purchased.

        6.    Special ISO Provisions.    If designated as an ISO, this Option shall be treated as an ISO to the extent allowable under Section 422 of the Code, and shall otherwise be treated as a Non-ISO. If you sell or otherwise dispose of Shares acquired upon the exercise of an ISO within 1 year from the date such Shares were acquired or 2 years from the Grant Date, you agree to deliver a written report to the Company within 10 days following the sale or other disposition of such Shares detailing the net proceeds of such sale or disposition.

        7.    Termination of Continuous Service.    If your Continuous Service with the Company and/or its Affiliates (the "Company Group") is terminated for any reason, this Option shall terminate on the date on which you cease to have any right to exercise the Option pursuant to the terms and conditions set forth in Section 6 of the Plan.

        8.    Long-term Consideration for Award.    The Participant recognizes and agrees that the Company's key consideration in granting this Award is securing the long-term commitment of the Participant to serve as a key employee who will advance and promote the business interests and objectives of the Company Group. Accordingly, the Participant agrees that this Award shall be subject to the terms and conditions set forth in Section 25 of the Plan (relating to the termination, rescission and recapture if you violate certain commitments made therein to the Company Group), as well as to the following terms and conditions as material and indivisible consideration for this Award:

          (a)    Fiduciary Duty.    During his or her employment with the Company Group the Participant shall devote his or her full energies, abilities, attention and business time to the performance of his or her job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, his or her performance of such responsibilities.

          (b)    Confidential Information.    The Participant recognizes that by virtue of his or her employment with the Company Group, he or she will be granted otherwise prohibited access to confidential information and proprietary data which are not known, and not readily accessible to the competitors of the Company Group. This information (the "Confidential Information") includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers' particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company Group and their respective customers and prospective customers. The Participant recognizes that this Confidential Information constitutes a valuable property of the Company Group, developed over a significant period of time and at substantial expense. Accordingly, the Participant agrees that he or she shall not, at any time during or after his or her employment with the Company Group, divulge such Confidential Information or make use of it for his or her own purposes or the purposes of any person or entity other than the Company Group.

          (c)    Non-Solicitation of Customers.    The Participant recognizes that by virtue of his or her employment with the Company Group he or she will be introduced to and involved in the solicitation and servicing of existing customers of the Company Group and new customers obtained by the Company Group during his or her employment. The Participant understands and agrees that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Company Group. The Participant further agrees that during his or her employment with the Company Group the Participant will not engage in any conduct which could in any way jeopardize or disturb any of the customer relationships of the Company Group. The Participant also recognizes the legitimate interest of the Company Group in protecting, for a reasonable period of time after his or her employment with the Company Group, the customers of the Company Group. Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending twelve (12) months after termination of Participant's employment with the Company Group, regardless of the reason for such termination, the Participant shall not, directly or indirectly, without the prior written consent of the Chief Executive Officer of the Company, market, offer, sell or otherwise furnish any products or services substantially similar to those offered by the Company Group to any customer of the Company Group.

          (d)    Non-Solicitation of Employees.    The Participant recognizes the substantial expenditure of time and effort which the Company Group devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending twenty four (24) months after termination of Participant's employment with the Company Group, regardless of the reason for such termination, the Participant shall not, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company Group. For purposes of the foregoing, "employee of the Company Group" shall include any person who was an employee of the Company Group at any time within six (6) months prior to the prohibited conduct.

          (e)    Survival of Commitments; Potential Recapture of Award and Proceeds.    The Participant acknowledges and agrees that the terms and conditions of this Section regarding confidentiality and non-solicitation shall survive both (i) the termination of Participant's employment with the Company Group for any reason, and (ii) the termination of the Plan, for any reason. The Participant acknowledges and agrees that the grant of Options in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company Group may pursue any or all of the following remedies if the Participant either violates the terms of this Section or succeeds for any reason in invalidating any part of it (it being understood that the invalidity of any term of this Section would result in a failure of consideration for the Award):

    (i)
    declaration that the Award is null and void and of no further force or effect;

    (ii)
    recapture of any cash paid or Shares issued to the Participant, or any designee or beneficiary of the Participant, pursuant to the Award; and

    (iii)
    recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by the Participant, or any designee or beneficiary of the Participant.

The remedies provided above are not intended to be exclusive, and the Company Group may seek such other remedies as are provided by law, including equitable relief.

          (f)    Acknowledgement.    The Participant acknowledges and agrees that his or her adherence to the foregoing requirements will not prevent him or her from engaging in his or her chosen occupation and earning a satisfactory livelihood following the termination of his or her employment with the Company Group.]

        9.    Designation of Beneficiary.    Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the "Beneficiary") to your interest in the Option awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the "Designation of Beneficiary") and delivering an executed copy of the Designation of Beneficiary to the Company.

        10.    Restrictions on Transfer.    This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Notwithstanding the foregoing, the Participant may transfer this Option if allowed under Section 1 for a Non-Incentive Stock Option (i) by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section, or (ii) by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of the Participant (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of the following relatives of the Participant): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Any transferee of the Participant's rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

        11.    Taxes.    By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company Group nor the Administrator shall have any obligation whatsoever to pay such taxes. Notwithstanding anything to the contrary herein, upon exercise of an Option, certificates for Shares shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.

        12.    Notices.    Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

        13.    Binding Effect.    Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

        14.    Modifications.    This Award Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that you must consent in writing to any modification that adversely alters or impairs any rights or obligations under this Award Agreement.

        15.    Headings.    Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

        16.    Severability.    Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

        17.    Counterparts.    This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        18.    Plan Governs.    By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

        19.    Governing Law.    The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

        20.    Not a Contract of Employment.    By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award Agreement, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company Group, nor shall this Award Agreement or the Plan affect in any way your right or the right of the Company Group, as applicable, to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

        21.    Investment Purposes.    You acknowledge that you are receiving your Options for investment purposes only and without any present intention of selling or distributing the Options or the Shares underlying such Options.

        BY YOUR SIGNATURE BELOW, along with the signature of the Company's representative, you and the Company agree that the Option is awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

COMMERCE ENERGY GROUP, INC.
By:	/s/ Gregory L. Craig
Name: Gregory L. Craig Title: Chief Executive Officer
PARTICIPANT
The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.
By:	/s/ David J. Yi
Name of Participant: DAVID J. YI

 Exhibit A

AMENDED AND RESTATED
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

 Plan Document

 Exhibit B

AMENDED AND RESTATED
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

 Plan Prospectus

 Exhibit C

AMENDED AND RESTATED
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

 Form of Exercise of Stock Option Award Agreement

Attention:	Commerce Energy Group, Inc. 2006 Stock Incentive Plan Committee 600 Anton Boulevard Costa Mesa, California 92626

Dear Sir or Madam:

        The undersigned elects to exercise his/her Stock Option to purchase                        shares of Common Stock of Commerce Energy Group, Inc. (the "Company") under and pursuant to a Stock Option Award Agreement dated as of                                    .

        1.     ☐ Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock held by the undersigned for at least six months*, valued at the closing sale price of the stock on the business day prior to the date of exercise, as follows:

$	in cash or check

$	in the form of shares of Common Stock,

valued at $ per share
$	Total

        2.     ☐ Delivered herewith are irrevocable instructions to a broker approved by the Company to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price.**

        If method 1 is chosen, the name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name:

Address:

Social Security Number

Very truly yours,
Date	Optionee

*
The Committee may waive the six months' requirement in its discretion.

**
The Committee must approve this method in writing before your election

 Exhibit D

AMEDED AND RESTATED
COMMERCE ENERGY GROUP, INC.
2006 STOCK INCENTIVE PLAN

 Designation of Beneficiary

        In connection with Award Agreements between Commerce Energy Group, Inc. (the "Company") and                                    , an individual residing at                                    (the "Recipient"), the Recipient hereby designates the person specified below as the beneficiary of the Recipient's interest in Awards as defined in the Amended and Restated Commerce Energy Group, Inc. 2006 Stock Incentive Plan (the "Plan"). This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:
Address:
Social Security No.:

        This beneficiary designation relates to any and all of Recipient's rights under the following Award or Awards:

  ☐
  any Award that Recipient has received under the Plan.

  ☐
  the                                    Award that Recipient received pursuant to an award agreement dated                                                 ,                        between Recipient and the Company.

        The Recipient understands that this designation operates to entitle the above-named beneficiary to the rights conferred by an Award from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

Date:
By:	[Recipient Name]

Sworn to before me this
                        day of                                    , 200

Notary Public
County of
State of

QuickLinks

  Exhibit 10.83
AMENDED AND RESTATED COMMERCE ENERGY GROUP, INC. 2006 STOCK INCENTIVE PLAN
Stock Option Award Agreement (for U.S. Employees)
Award No.
  Exhibit A
AMENDED AND RESTATED COMMERCE ENERGY GROUP, INC. 2006 STOCK INCENTIVE PLAN
Plan Document
  Exhibit B
AMENDED AND RESTATED COMMERCE ENERGY GROUP, INC. 2006 STOCK INCENTIVE PLAN
Plan Prospectus
  Exhibit C
AMENDED AND RESTATED COMMERCE ENERGY GROUP, INC. 2006 STOCK INCENTIVE PLAN
Form of Exercise of Stock Option Award Agreement
  Exhibit D
AMEDED AND RESTATED COMMERCE ENERGY GROUP, INC. 2006 STOCK INCENTIVE PLAN
Designation of Beneficiary